Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction of Incorporation
J.P. Morgan REIT Operating Partnership, L.P.	Delaware
Post Oak Realty Investor LLC	Delaware
Post Oak Holdings JV, LP	Delaware
Post Oak JV, LP	Delaware
Caroline Post Oak GP, LLC	Delaware
Caroline Post Oak Owner, LP	Delaware
West Gray Realty Investor LLC	Delaware
West Gray Holdings JV, LP	Delaware
West Gray JV, LP	Delaware
Caroline West Gray GP, LLC	Delaware
Caroline West Gray Owner, LP	Delaware
Bristol Trailer Realty Company LLC	Delaware
Bristol Trailer Intermediate LLC	Delaware
Overall Creek Mezz Lender LLC	Delaware
PGH Realty Company LLC	Delaware
PGH Intermediate LLC	Delaware
PGH Apartments LLC	Delaware
Savannah Terminal Realty Company LLC	Delaware